UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 3, 2022

Date of Report (Date of earliest event reported)

Adverum Biotechnologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36579	20-5258327
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Cardinal Way

Redwood City, CA 94063

(Address of principal executive offices, including zip code)

(650) 656-9323

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ADVM	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On June 3, 2022, Rupert D’Souza, Ph.D., Chief Financial Officer of Adverum Biotechnologies, Inc., advised Adverum that he was resigning as an officer of Adverum effective immediately. There were no disagreements between Dr. D’Souza and Adverum. Dr. D’Souza will receive separation benefits consistent with his Change in Control and Severance Agreement, which include a cash payment of nine months base salary, and up to nine months COBRA premiums.

Appointment of Acting Chief Financial Officer and Principal Financial Officer

Upon Dr. D’Souza ceasing to be Chief Financial Officer, John Rakow, General Counsel of Adverum, became Senior Vice President, Acting Chief Financial Officer in addition to his role as General Counsel of Adverum. In this capacity Mr. Rakow also assumed the role of Principal Financial Officer of Adverum.

Mr. Rakow, age 65, has served as Adverum’s General Counsel since July 2021 and as Adverum’s Legal Advisor from September 2019 until July 2021. From October 2018 to July 2019, Mr. Rakow served as the General Counsel of uBiome, Inc., a privately held biotechnology company focused on developing technology to sequence the human microbiome, where he led the legal team, managed investor interactions and oversaw investigations into ethics and compliance matters. Mr. Rakow agreed to serve as the Interim Chief Executive Officer from May 2019 to July 2019 when he left the company. In September 2019, uBiome filed for bankruptcy and ceased operations. From April 2018 to September 2018, Mr. Rakow consulted for several start-ups, including a late-stage data storage company. Prior to that, he served as the Senior Vice President, General Counsel and Corporate Secretary at AppDirect, a cloud service digital marketplace for the sale of software through third-party channels from September 2016 to April 2018. From 1983 to 2018, Mr. Rakow practiced law in a variety of capacities within the U.S. government, as well as in privately and publicly held companies. Earlier in his career, Mr. Rakow served as the Senior Vice President for Business and Legal Affairs at Space Systems Loral and the Senior Vice President and General Counsel of Asurion. Mr. Rakow also worked for Pettit & Martin in San Francisco. He began his career with the Department of the Navy, Office of the General Counsel. Mr. Rakow earned a B.S. in English and Political Science from Lewis & Clark College and a J.D. from Santa Clara University.

In connection with his appointment as Acting Chief Financial Officer, Mr. Rakow’s annual base salary was increased to $450,000 commencing on June 6, 2022, and his target bonus percentage was increased to 40% of his base salary. Mr. Rakow will also be granted an option to purchase 250,000 shares of Adverum common stock effective upon the earlier of the Securities and Exchange Commission’s issuance of a CIK code for Mr. Rakow or June 10, 2022, with a per share exercise price equal to the closing price of Adverum’s stock on the Nasdaq Global Select Market on the date of grant.

In connection with his appointment to this new role, Adverum entered into its standard form of indemnification agreement with Mr. Rakow.

Appointment of Principal Accounting Officer

Upon Dr. D’Souza ceasing to be Chief Financial Officer, Nancy Pecota became Adverum’s Principal Accounting Officer.

Ms. Pecota, age 62, served as an Executive Consultant from August 2018 to June 2022, consulting with various companies on regulatory submissions to FDA and EMA, corporate financial and operational management, SEC reporting and SOX 404b compliance activities, and budgeting and forecasting processes. Prior to that, from September 2008 to February 2018, Ms. Pecota served as the Chief Financial Officer, Vice President, Finance and Corporate Secretary for Aradigm Corporation, a public, emerging specialty pharmaceutical company addressing orphan respiratory diseases, where she was responsible for finance, accounting, SEC reporting and compliance, internal reporting, treasury, budgeting and forecasting, audit, tax, investor relations, contract review and negotiation, legal and risk management. From October 2004 to July 2008, she served as Chief Financial Officer of NuGEN Technologies, Inc. Prior to that, she served as a Financial Consultant to early- and mid-stage life sciences companies, helping develop fundable business models and assess and improve internal financial preparation and reporting processes. Before becoming a consultant, Ms. Pecota held roles of increasing responsibility at several companies, including Signature BioScience, Inc., ACLARA BioSciences, Inc., dpiX, Inc., a Xerox Corporation spin-off and Westinghouse Electric Corporation. Ms. Pecota earned a B.S. in Economics from San Jose State University and completed graduate work at the University of California, Los Angeles.

Ms. Pecota is compensated under a consulting agreement, pursuant to which she is entitled to receive $350 per hour for SEC compliance and reporting services and $275 per hour for all other services, including audit, accounting compliance and budgeting, and cost management.

In connection with her appointment to this role, Adverum entered into its standard form of indemnification agreement with Ms. Pecota.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVERUM BIOTECHNOLOGIES, INC.

Date: June 6, 2022	By:	/s/ Laurent Fischer
Laurent Fischer, M.D.
President and Chief Executive Officer